Exhibit 4.7

Dated [ ● ]

DIAGEO NA (1)

[ ● ] (2)

SERVICE AGREEMENT

This Agreement is made on [●]

Between

(1)	Diageo North America, Inc. whose registered office is at 801 Main Avenue, Norwalk CT 06851, United States of America (“Diageo NA”); and

(2)	[ ● ] of [ ● ]: (the “Executive”).

It is agreed

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement unless the context otherwise requires the following expressions have the following meanings:

Accrued Salary and Benefits means unpaid Salary, expense reimbursements, and unused vacation days earned and accrued in accordance with Clause 10, in each case accrued through the Termination Date and all other amounts vested and owed to the Executive as at the Termination Date, if any, under any compensation, retirement or benefit plans of the Group to which Executive (but excluding any benefits under Clause 8.2)

Board means the board of directors for the time being of the Company, any authorised director or any committee of directors for the time being, or any person authorised by the board to act on its behalf

Cause means any of the reasons for termination of employment set out at Clause 16.1

CEO means the Chief Executive Officer of the Company from time to time

Commencement Date means [ ● ]

Confidential Information means details of suppliers and distributors and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, operational information, contract strategy, allocation of financial resources, plans relating to distributors or business, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, trade secrets, information relating to research activities, inventions, secret processes, products (including products under development), product law in strategies, designs, formulae and product lines, any information which is treated as confidential or which the Executive is told or ought reasonably to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons

Company means Diageo PLC, a company registered in England and Wales under number 23307 whose registered office is at Lakeside Drive, London, NW10 7HQ

Corporate Change means the Company coming under the control of any person or persons acting in concert (as those terms are defined for the time being in the City Code on Takeovers and Mergers) not having control of the Company at the date of this Agreement, to the extent such event also constitutes a “change in control event” (as defined in U.S. Treasury Regulation §1.409A-3(i)(5))

Disabled means where the Executive has been absent from or unable to perform the Executive’s job duties for an aggregate period of six (6) months during any twelve (12) month period because the Executive is physically or mentally incapacitated so as to render Executive incapable of performing the Executive’s usual and customary duties under this Agreement with reasonable accommodation (in such a case the Executive will be described as having a “Disability”)

Employer means Diageo North America, Inc.

Employment means the Executive’s employment with the Employer under this Agreement

Good Reason means: (i) elimination of the Executive’s position without the Executive being offered a comparable alternative position by a Group Company (a comparable position is an alternative executive level position within 90% of target cash compensation), which is not remedied by the Employer or a Group Company within 30 days after receipt of written notice from the Executive of his intention to resign for Good Reason; or (ii) a reduction in the Executive’s Salary, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by the Employer within 30 days after receipt of written notice thereof from the Executive

Group means the Company and the Group Companies

Group Company means any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms subsidiary and holding company shall have the meanings ascribed to them by section 1159 Companies Act 2006 or in any subordinate legislation made under the Companies Act 2006 (and Group Companies shall be interpreted accordingly)

Intellectual Property means all patents, registered designs, trademarks and service marks (whether registered or not and including any applications for the foregoing), copyrights, design rights, semiconductor topography rights, database rights and all other intellectual property and similar proprietary rights subsisting in any part of the world (whether or not capable of registration) and including (without limitation) all such rights in materials, works, prototypes, inventions, discoveries, techniques, computer programs, source codes, data, technical, commercial or confidential information, trading, business or brand names, goodwill or the style of presentation of the goods or services or any improvement of any of the foregoing and the right to apply for registration or protection of any of them and in existing applications for the protection of any of the above

Minority Holder means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company whose shares are listed or dealt in on a recognised investment exchange (as that term is defined by section 285 Financial Services and Markets Act 2000) provided that such holding does not, when aggregated with any shares or loan capital held by the Executive’s partner and/or his or his partner’s children under the age of 18, exceed 3% of the shares or loan capital of the class concerned for the time being issued;

Release means a full and complete release and compromise by the Executive of all claims (including statutory and contractual claims) of whatever nature against the Employer, each Group Company and each officer of the Employer and each Group Company, (in a form approved by the Employer)

Remuneration Committee means the Remuneration Committee of the Board from time to time

Salary means the salary at the relevant time as referred to in Clause 8.1.

Termination Date means the date of the termination of the Employment

1.2	Interpretation & Construction

(a)	References to Clauses, Exhibits and Schedules are unless otherwise stated to Clauses, Exhibits of and Schedules to this Agreement.

(b)	The headings to the Clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

(c)	Reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time.

(d)	Reference to a provision of law or subordinate legislation or code is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it.

2.	APPOINTMENT

(a)	The Company shall appoint the Executive and the Executive agrees to act as [ ● ] with effect from the Commencement Date or in such other capacity (appropriate to the Executive’s skills, experience and qualifications) of an equivalent status as the Board from time to time reasonably directs on the terms of this Agreement.

(b)	The Executive shall be an employee of Diageo NA and will not be an employee of the Company.

(c)	The Executive may be required to act as a director of the Company and other Group Companies (either as executive or non-executive) as the Board requires from time to time. The Company reserves the right on giving written notice to the Executive to terminate any office or directorship immediately at any time and upon receipt of that notice the Executive will immediately resign from that office or directorship.

3.	DURATION OF THE EMPLOYMENT

(a)	The Employment under this Agreement shall commence on the Commencement Date and, subject to the provisions of this Agreement, shall continue unless and until terminated in accordance with Clause 4.

(b)	The Executive is an at-will employee. Nothing in this Agreement gives the Executive the right to continued employment with Diageo NA or any Group Company. The Executive’s at-will status can only be altered by a written document signed by a duly authorised officer of Diageo NA and the Executive.

4.	TERMINATION

4.1	Circumstances of Termination

The Employment may be terminated under the following circumstances:

(a)	Death and Disability

In the event of the death of Executive, the Employment shall automatically terminate. If the Executive, in the reasonable opinion of the Board, becomes Disabled, the Employer may terminate the Employment, on ninety (90) days advance written notice to the Executive.

(b)	Termination for Cause

The Employer may terminate the Employment at any time for Cause in accordance with Clause 16.1.

(c)	Termination Without Cause or Resignation Other than for Good Reason

The Employer may terminate this Agreement and Executive’s employment without Cause at any time on [ninety (90)] days advance written notice to the Executive. Executive may resign at any time in the absence of Good Reason and will provide [one hundred and eighty (180)] days advance written notice to the Employer.

(d)	Termination by Executive for Good Reason

The Executive may terminate the Employment at any time for Good Reason on [thirty (30) days’] advance written notice to the Employer. The Executive must give such notice within [thirty (30)] days of Employer’s notification to the Executive that his position is being eliminated or his Salary is being reduced (provided in either case the Employer does not promptly remedy the cause of the Good Reason) or else the Executive waives his right to terminate for Good Reason.

4.2	Payment in Lieu of Notice

The Employer shall have the discretion to terminate the Employment lawfully without any notice or on notice less than that required by Clause 4.1 (including where notice is given by the Executive) by paying the Executive a sum equal to his Salary and the cost to the Employer of providing contractual benefits (excluding any benefits under Clause 8.2), as reasonably determined by Employer in respect of that part of the period of notice which the Employer has not honoured (less any appropriate tax and other required deductions). This amount shall be paid within thirty (30) days after the Termination Date.

4.3	Payments upon Termination of the Employment

(a)	Compensation Upon Termination by reason of Death or Disability

In the event the Employment is terminated by reason of death or by the Employer by reason of Disability, the Employer’s sole obligation, except as otherwise provided in a benefit plan in which the Executive is a participant on the Termination Date, shall be to pay the Executive (or to the legal representative of Executive’s estate upon death) any Accrued Salary and Benefits. These payments shall be made within thirty (30) days after the Termination Date or such later date as may be provided under the applicable benefit plan.

(b)	Compensation Upon Termination for Cause or Resignation by Executive Other than for Good Reason

If the Employer terminates the Employment for Cause or by the Executive for any reason other than a Good Reason, the Employer’s sole obligation shall be to pay the Executive when due any Accrued Salary and Benefits.

(c)	Compensation Upon Termination Without Cause

If the Employer terminates the Employment without Cause, the Employer shall pay the Executive:

(i)	when due, any Accrued Salary and Benefits; and

(ii)	subject to the Executive signing a Release within the twenty-one (21) day period immediately following the Termination Date and not revoking such Release, a sum equal to [nine (9)] months of Salary and the cost to the Employer of providing contractual benefits for that [nine (9)] month period (excluding any benefits under Clause 8.2), as reasonably determined by Employer. This payment will be paid according to Clause 4.4.

(d)	Compensation Upon Resignation by Executive for Good Reason

If the Employment is terminated by Executive for Good Reason by giving notice in accordance with clause 4.1(d), then the Employer shall pay Executive:

(i)	when due any Accrued Salary and Benefits; and

(ii)	subject to the Executive signing a Release within the twenty-one (21) day period immediately following the Termination Date and not revoking such Release, a sum equal to [eleven (11)] months of Salary and the cost to the Employer of providing contractual benefits for that [eleven (11)] month period (excluding any benefits under Clause 8.2), as reasonably determined by Employer. This payment will be paid according to Clause 4.4.

4.4	Payment in installments

(a)	The Company may, at its sole discretion and subject to the terms of Clauses 4.4(b) and 4.4(c), make any payment to be made to the Executive under Clause 4.3(c)(ii) or Clause 4.3(d)(ii) (the “Notice Payment”) as follows:

(i)	[Three (3)] months’ worth of the Notice Payment (if the payment is made under Clause 4.3(c)(ii)) or [five (5)] months’ worth of the Notice Payment (if the payment is made under Clause 4.3(d)(ii)) shall be paid within thirty (30) days of Termination Date; and

(ii)	the remainder of the Notice Payment will be paid in equal monthly installments over a period of 6 months or a shorter period as the Employer may determine in its discretion (the “Installment Period”), the first installment payable on the last day of the month that is 6 months after the month in which the Termination Date occurs.

(b)	If the Executive commences alternative employment during the Installment Period then the gross installments of Notice Payment payable after that date may at the Employer’s sole discretion be reduced by a sum equal to the gross amount of the Executive’s income (including salary, benefits and incentives) payable or accruing in respect of the alternative employment in the period from the start of that employment until the end of Installment Period.

(c)	If the Executive obtains alternative employment that is to commence during the Installment Period he will immediately advise the Company of that fact and of his gross monthly salary, benefits and incentive arrangements from that employment. If the Executive fails to comply with this obligation, then from the date the Executive commences alternative employment, the Executive shall have no further entitlement to any payment of Notice Payment.

4.5	409A

(a)	General

The intent of the parties to this Agreement is that the payments and benefits under this Agreement comply with or are exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)	Separation from Service

Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon the Executive’s termination of employment shall be payable only upon the Executive’s “separation from service” with the Employer within the meaning of Section 409A (a “Separation from Service”).

(c)	Specified Employee

Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by Employer at the time of the Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Executive’s benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Employer or (ii) the date of the Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any remaining payments due to the Executive under this Agreement shall be paid as otherwise provided herein.

(d)	Expense Reimbursements

To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to the Executive shall be paid to the Executive no later than December 31 of the year following the year in which the expense was incurred; provided that the Executive submits the Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)	Installments

The Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. The Employer may accelerate the payment of any amount under this Agreement; provided, that, no payment under this Agreement shall be accelerated unless such acceleration would not result in additional tax or interest pursuant to Section 409A.

5.	SCOPE OF THE EMPLOYMENT

5.1	Duties

During the Employment the Executive shall:

(a)	undertake and carry out to the best of his ability and to the standard reasonably required by the Board such duties and exercise such powers in relation to the Group’s business as may from time to time be assigned to or vested in him by the Board including where those duties require the Executive to work for any Group Company (but the Board will only assign such duties to the Executive as are appropriate to the Executive’s position);

(b)	unless prevented by ill-health, holidays or other unavoidable cause, devote the whole of his working time, attention and skill to the discharge of his duties under this Agreement;

(c)	in the discharge of those duties and the exercise of those powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and promptly upon request, give a full account to the Board or a person duly authorised by the Board, in writing if requested, of all matters with which he is involved;

(d)	faithfully and diligently perform his duties and at all times use his best endeavours to promote and protect the interests of the Group;

(e)	comply with the articles of association of any Group Company of which he is a director and all statutory, fiduciary and common law duties that apply to him from time to time and do all such things as are necessary to ensure compliance with the UK Corporate Governance Code;

(f)	do, or refrain from doing, such things as are necessary or expedient to ensure compliance by himself and any Group Company with applicable law and regulation and all regulatory authorities relevant to any Group Company;

(g)	refrain from doing anything which would cause him to be disqualified from acting as a director;

(h)	promptly disclose to the Board full details of any wrongdoing by the Executive or any other employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company;

(i)	not incur on behalf of the Company or any Group Company any capital expenditure in excess of such sum as may be authorised from time to time by resolution of the Board;

(j)	not enter into on behalf of the Company or any Group Company any commitment, contract or arrangement which is otherwise than in the normal course of the Company’s or the relevant Group Company’s business or is outside the scope of his normal duties or authorisations or is of an unusual or onerous or long-term nature;

(k)	not engage any person on terms which vary from those established from time to time by resolution of the Board;

(l)	report to the [CEO] (or such other person as the Board may from time to time nominate and notify the Executive);

(m)	travel to such places (within or outside the United States) as the Company may from time to time reasonably require;

(n)	refrain from doing or permitting any matter which causes any regulatory authority in the United Kingdom, United States or elsewhere to withdraw permission or in any way prevent the Company from employing or otherwise using the services of the Executive.

5.2	Alternative Duties

The Board shall be entitled at any time to require the Executive to perform duties consistent with his role and status not only for the Company but also for any Group Company including, if so required, acting as a director of any Group Company. The Board may at its discretion remove or procure the removal of the Executive from any directorship to which he is appointed under this clause. The Employer may at its sole discretion transfer this Agreement or second the Executive to any Group Company at any time.

5.3	Non-executive positions

The Executive shall be entitled to take up one non-executive appointment provided the discharge of his duties under this Agreement is not impaired as a result of the non-executive appointment and the appointment is approved by the Board in advance (such approval not to be unreasonably withheld).

5.4	Right to suspend duties and powers

(a)	During any notice period or for the purpose of investigating any matter in which the Executive is implicated or involved, the Company reserves the right in its absolute discretion to suspend all or any of the Executive’s duties and powers on terms it considers expedient or to require him to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company (including the duties of another position of equivalent status) in any case for such period or periods and at such place or places (including, without limitation, the Executive’s home) as the Company in its absolute discretion deems necessary (the “Garden Leave”).

(b)	The Company may, at its sole discretion, require that during the Garden Leave the Executive shall not:

(i)	enter or attend the premises of the Company or any Group Company;

(ii)	contact or have any communication with any client or prospective client or supplier of the Company or any Group Company in relation to the business of the Company or any Group Company;

(iii)	contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company;

(iv)	remain or become involved in any aspect of the business of the Company or any Group Company except as required by such companies; or

(v)	work either on his own account or on behalf of any other person.

(c)	During Garden Leave, the Executive will continue to receive his Basic Salary and benefits but will not accrue any bonus, commission or share of profit, or Incentives.

5.5	Joint appointments

The Company shall be at liberty to appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time.

5.6	Group Policies

The Group has implemented a Code of Business Conduct and a number of policies. The Executive is obliged at all times to comply with the Code of Business Conduct and all other policies of the Group as introduced or as amended from time to time. In particular, the Executive’s attention is drawn to the sections of the Global Computer Usage, Email and Internet Policy which indicate that any Group Company may from time to time monitor the Executive’s use of its communication systems, namely its computer systems, email systems and telephones. The Executive acknowledges that the Group has a legitimate interest in carrying out this monitoring and that, by signing this Agreement, the Executive consents to it.

6.	HOURS OF WORK

The normal business hours of the Employer are 9.00am to 5.00pm, Monday to Friday. However, the Executive shall be required to work such additional hours as are necessary to fulfil his duties under this Agreement. No payment will be made for any additional hours worked by the Executive.

7.	PLACE OF WORK

The Executive’s place of work will initially be at Diageo NA’s offices at [801 Main Avenue, Norwalk CT 06851, United States of America] but the Board may require the Executive to work at any other locations (including outside of the United States of America) for such periods as the Board may from time to time require.

8.	COMPENSATION AND BENEFITS

8.1	Salary

(a)	The Employer shall pay to the Executive the Salary at the rate of [ ● ] per annum (or such other sum as may be agreed from time to time). This will be paid in equal monthly installments in arrears on or about the last working day of the month. The rate of Salary will normally be reviewed annually on 1st October with the first such review expected to be in October [ ● ].

(b)	The Salary shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company. The Executive agrees to pay forthwith to the Company or procure that the Company is paid all such fees received by him.

(c)	Payment of the Salary to the Executive shall be made either by the Employer or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit.

(d)	All payments described in this Agreement are gross amounts. All payments and benefits described in this Agreement will be subject to deductions of appropriate taxes and social contributions before payment is made to the Executive.

8.2	Incentive Plans

8.3	Incentive Plans

a)	In addition to her Salary, the Executive will be eligible to participate in the Diageo Long Term Incentive Plan (DLTIP) and Diageo Annual Incentive Plan (AIP), subject always to the rules of this plan as determined by the Company from time to time.

b)	The Executive’s participation in any such plan or scheme is at the discretion of the Company. If the Company shall make a payment or grant an award under such plan and/or scheme in any one year, this shall not give rise to a contractual entitlement to a payment or award in future years. Further, the Company may at its discretion reduce the Executive’s participation in the DLTIP in the event that she fails to satisfy the minimum shareholding requirement (based on her salary and length of service) applicable to her which will be notified to her from time to time.

c)	Any shares awarded under the DLTIP will be subject to a right of forfeiture during either:

(i) the applicable Retention Period, as defined in the DLTIP (if any); or

(ii) if there is no applicable Retention Period, the period of 24 months beginning on the date that the beneficial ownership of the shares is transferred to the Executive.

d)	If any of the events set out in rule 9.2 of the DLTIP occur during the period referred to in 8.3(c) above, then, at the discretion of the Remuneration Committee, the Executive who is a participant under the DLTIP may be required to transfer to the Company or to a person nominated by the Company, immediately upon demand by the Company, the number of shares determined by the Remuneration Committee. The consideration paid to the Participant will be either nominal consideration or no consideration, at the discretion of the Remuneration Committee.

e)	In connection with the grant of an award under the DLTIP, the Company may require the Executive to enter into any other documents which the Remuneration Committee consider necessary or desirable to give effect to the terms of the award, including appointing a director of the Company as a power of attorney in respect to the shares and a blank stock transfer form in respect of the shares.

f)	The Executive will be considered (at the sole discretion of the Company) for a bonus in respect of the then current bonus year in the event that the Employment is terminated by the Company pursuant to Clause 3 and Clause 4.2. The amount of bonus (if any) will be determined at the sole discretion of the Company and paid at the end of the bonus year at the same time as bonuses under the AIP are paid to employees who have remained in employment.

g)	All payments and/or benefits payable to the Executive are subject to and conditional upon:

(i)	the terms of applicable law, regulation and governance codes that regulate or govern executive pay from time to time; and

(ii)	the consent of the shareholders of the Company

(together “Remuneration Governance”).

The Company reserves the right to amend, reduce, hold back, defer, claw back and alter the structure of any payments and benefits payable to the Executive in order to comply with Remuneration Governance.

8.4	Deductions

The Employer shall be entitled to deduct from any sum due to the Executive under the terms of this Agreement any monies that are owed by the Executive to the Employer.

8.5	[Corporate Governance

All payments and/or benefits payable to the Executive are subject to and conditional upon: (i) the terms of applicable law, regulation and governance codes that regulate or govern executive pay from time to time; and (ii) the consent of the shareholders of the Company (together “Remuneration Governance”). The Company reserves the right to amend, reduce, hold back, defer, claw back and alter the structure of any payments and benefits payable to the Executive in order to comply with Remuneration Governance.]

9.	EXPENSES

9.1	Reimbursement

The Employer shall reimburse the Executive in respect of all reasonable expenses wholly, exclusively and necessarily incurred by him in the proper performance of his duties, subject to him providing such receipts or other appropriate evidence as the Employer may require.

9.2	Company Credit Card

The Executive will be issued with a company credit card on condition that he:

(a)	takes good care of such card and immediately reports any loss of it to the Employer;

(b)	uses the card only for the purposes of the Group’s business in accordance with any applicable Company policy; and

(c)	returns the card immediately to the Employer on request.

10.	VACATION

(a)	The Executive is entitled, in addition to all Public holidays normally observed by Diageo NA in Connecticut, to [25] working days’ paid vacation in each vacation year (being the period from 1 January to 31 December).

(b)	In the respective vacation years in which the Employment commences or terminates, the Executive’s entitlement to vacation shall accrue on a pro rata basis for each completed calendar month of service during the relevant year.

(c)	If, on the Termination Date, the Executive has exceeded his accrued vacation entitlement, the value of such excess, (calculated by reference to Clause 10(b) and the Salary), may be deducted by the Employer from any sums due to him, except to the extent such deduction would subject Executive to additional tax under Section 409A of the Code. If the Executive on the Termination Date has accrued but untaken vacation entitlement, the Employer shall at its discretion either require the Executive to take such unused vacation during any notice period or make a payment to him in lieu of it (calculated as above), provided always that if the Employment is terminated for Cause then the Executive shall not be entitled to any such payment. For these purposes, salary in respect of one day of vacation entitlement shall be calculated as 1/261 of Salary.

(d)	Vacation entitlement for one vacation year cannot be carried forward from one year to the next and failure to take vacation entitlement in the appropriate vacation year will lead to forfeiture of any accrued vacation not taken without any right to payment in lieu of it; provided always that any days of vacation not taken at the Employer’s written request in one year may be carried forward to the next year.

11.	SICKNESS BENEFITS

11.1	Certification

If the Executive is absent from his duties as a result of sickness or injury:-

(a)	for a period of 6 days or less, he will on his return to work on request, complete and produce a self-certificate;

(b)	for a period of 7 days or more he will, on request, produce medical certificates;

to the Employer in respect of such absence.

11.2	Absence caused by third party negligence

If the Executive’s absence is caused by the negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company during the period of absence shall constitute loans to the Executive who shall:

(a)	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded; and

(b)	if the Company so requires, refund to it an amount determined by the Company, not exceeding the lesser of:

(i)	the amount of damages recovered by him in respect of loss of earnings during the period of absence under any compromise, settlement or judgment; and

(ii)	the sums advanced to him by the Company in respect of the period of incapacity.

12.	OTHER BENEFITS

12.1	Benefit Plans

The Executive shall participate in the appropriate benefit plans of the Group as described in Exhibit 1 to this Agreement. Participation in the benefit plans is subject to and governed by the terms of the applicable plan and subject in each case to any applicable insurer of the plan accepting the Executive (and his family if applicable) for cover under the relevant insurance policy and at normal rates. The provision of such benefits is without prejudice to the Employer’s right at its absolute discretion to terminate the Employment at any time including where the termination of employment would terminate participation in the benefit plan.

12.2	Medical Examination

In accordance with Company policy on medical examination, the Executive will be entitled to an annual medical examination and test by a medical practitioner nominated by the Board. The Board may require the Executive at any time to submit to a medical examination with such frequency as is reasonable. The Executive will permit the results of such medical examinations to be disclosed to the Board.

12.3	Professional Subscription Fees

The Company will pay on the Executive’s behalf the annual subscription fees for one professional body relevant to the Employment.

13.	RESTRICTIONS DURING THE EMPLOYMENT

13.1	Disclosure of other interests

The Executive shall disclose to the Board any interest of his own (or that of his partner or of any child of his or of his partner under eighteen years of age):

(a)	in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Company or any Group Company is involved; and

(b)	in any trade, business or occupation carried on by any supplier or customer of the Company or any Group Company whether or not such trade, business or occupation is conducted for profit or gain.

13.2	Restrictions on other activities and interests of the Executive

(a)	During the Employment the Executive shall not at any time, without the prior written consent of the Board, either alone or jointly with any other person, carry on or be directly or indirectly employed, engaged, concerned or interested in any business, prospective business or undertaking other than a Group Company. Nothing contained in this Clause shall preclude the Executive from being a Minority Holder unless the holding is in a company that is a direct business competitor of the Company or any Group Company in which case, the Executive shall obtain the prior consent of the Board to the acquisition or variation of such holding.

(b)	If the Executive, with the consent of the Board, accepts any other appointment he must keep the Company accurately informed of the amount of time he spends working under that appointment.

13.3	Transactions with the Company

Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or any other form of gift or gratuity (any of these referred to as a “Gratuity”) as a result of the Employment or any sale or purchase of goods or services effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any person in which he is interested) obtains any Gratuity he shall account to the Company for the amount received by him (or a due proportion of the amount received by the person having regard to the extent of his interest therein).

13.4	Dealing in securities

[The Executive shall comply with every rule of law (including but not limited to the insider dealing provisions contained in Part V of the Criminal Justice Act 1993), the Financial Conduct Authority’s listing rules’ Model Code for transactions in securities by directors of listed companies, certain employees and persons connected with them and every regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company. Under Rule 4 of the Model Code, the person to whom notice should be given and from whom acknowledgement must be received before the Executive may deal in securities shall be the Company Secretary of the Company from time to time or such other person as shall be notified to the Executive. The Executive also acknowledges that under the provisions of the Model Code the Executive must seek to ensure compliance with the Model Code by persons connected with the Executive (within the meaning of section 96B and Schedule 11B of the Financial Services and Markets Act 2000) including, without limitation, the Executive’s spouse and dependent children, and by investment managers acting on the Executive’s behalf or on behalf of connected persons. The Executive undertakes to procure that dealings by or on behalf of such persons are in compliance with the Model Code.]

13.5	[Compliance with the code on Corporate Governance

The Executive shall comply, to the extent that the Board considers appropriate for a company the size of the Company, with the provisions of “The UK Corporate Governance Code” a corporate governance code issued by the Financial Reporting Council (as the same is amended from time to time).]

14.	CONFIDENTIAL INFORMATION AND COMPANY DOCUMENTS

14.1	Confidentiality

The Executive shall not during the Employment (except in the proper performance of his duties or for the purpose of obtaining legal, accountancy or pension advice or with the express written consent of the Board) or at any time (without limit) after the termination of the Employment except in compliance with an order of a competent court, or any regulatory authority:

(a)	divulge or communicate to any person, company, business entity or other organisation;

(b)	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of;

any Confidential Information.

These restrictions shall cease to apply to any information that shall become available to the public generally otherwise than through any breach by the Executive of the provisions of this Agreement or other default of the Executive.

14.2	Property of the Company

The Executive acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same), whether or not such material is Confidential Information:

(a)	shall be and remain the property of the Company or the relevant Group Company; and

(b)	shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment and the Executive shall certify that all such property has been handed over on request by the Board;

provided that following the termination of the Employment, the Executive shall be provided with reasonable access to Board Minutes and agendas of the Company or any Group Company relating to a period during which he was a director of the Company or such Group Company that shall nevertheless remain confidential.

15.	INVENTIONS AND OTHER INTELLECTUAL PROPERTY

(a)	The parties foresee that the Executive may make inventions or create other Intellectual Property in the course of his duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company and any Group Company.

(b)	The Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of his right, title and interest throughout the world in and to any and all Intellectual Property, whether or not patentable or registrable under copyright, trademark or similar laws, which he may solely or jointly develop, or cause to developed, during the term of the Employment, whether during working hours or otherwise (collectively referred to as “Developed Intellectual Property”). The Executive further acknowledges that all Developed Intellectual Property which are original works of authorship or otherwise constitute copyrightable subject matter are “works made for hire” within the meaning of the United States Copyright Act and any similar laws of other jurisdictions (to the greatest extent permitted by applicable law) and are compensated by the Executive’s salary.

(c)

The Executive agrees to keep and maintain adequate and current written records of all Developed Intellectual Property during the term of the Employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and/or any other suitable format. Such records and any other materials or media embodying Developed Intellectual Property or Confidential Information will be available to and remain the sole property of the Company at all times. The Executive agrees not to remove any of the foregoing records, materials or media from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(d)	The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Developed Intellectual Property in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Developed Intellectual Property. The Executive further agrees that such obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last right in such Intellectual Property to expire in any country of the world. If the Company is unable because of the Executive’s mental or physical incapacity or unavailability or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or mask work, trademark or copyright registrations covering Developed Intellectual Property assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of Intellectual Property registrations with the same legal force and effect as if originally executed by the Executive. The Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which the Executive may now or hereafter have for infringement of any and all Intellectual Property assigned to the Company.

16.	TERMINATION

16.1	Termination for Cause

Notwithstanding any other provisions of this Agreement, in any of the following circumstances the Employer may terminate the Employment with immediate effect by serving written notice on the Executive to that effect. In such event the Executive shall not be entitled to any further payment from the Employer or the Group except as set out in Clause 4.3(b). The circumstances are if the Executive:

(a)	is guilty of any gross misconduct or gross incompetence;

(b)	commits any serious breach of this Agreement, or any wilful neglect or unreasonable refusal to discharge his duties provided that if such breach is capable of remedy, he shall have failed to remedy it within such reasonable period as is specified in a written notice from the Board pointing out the breach and requiring it to be remedied;

(c)	repeats or continues (after warning) any breach of this Agreement or of the Diageo Code of Business Conduct;

(d)	is guilty of any fraud, dishonesty or conduct tending to bring himself, the Company or any Group Company into disrepute;

(e)	commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors;

(f)	is convicted of or enters a plea of guilty or of no contest, to a felony involving moral turpitude or other convictions which might reasonably be thought to affect adversely the performance of his duties;

(g)	is disqualified from holding office in the Company or in any other company by reason of any order made by a court of competent jurisdiction or is found to have committed any serious disciplinary offence by any professional or other body, which undermines the confidence of the Board in his continued employment under this Agreement; or

(h)	resigns other than at the request of the Board or otherwise ceases to be, or becomes prohibited by law from being, a director of the Company, otherwise than at the Company’s request.

Any delay by the Employer in exercising such right of termination shall not constitute a waiver of it. The proper exercise by the Employer of its right of termination under this Clause is without prejudice to any other rights or remedies which it or any Group Company may have or be entitled to exercise against the Executive.

16.2	Suspension

If the Employer believes that it may be entitled to terminate the Employment, whether pursuant to Clause 16.1 or otherwise, or if the Employer believes it is necessary in order to investigate a complaint against the Executive, it shall be entitled (but without prejudice to its right subsequently to terminate the Employment on the same or any other ground) to suspend the Executive on full pay and exclude him from the Group’s premises for so long as it may think fit.

16.3	Events on Termination

On the termination of the Employment or if requested to do so by the Board in circumstances where the Executive has been prevented from performing his duties through long term sickness (for an aggregate period of six (6) months), the Executive shall:

(a)	at the request of the Board resign from office as a director of the Company and all offices held by him in any Group Company and shall transfer to the Company without payment or as the Company may direct any qualifying shares held by him as nominee for the Company or any Group Company, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(b)	immediately deliver to the Company or the Employer all materials within the scope of Clause 14.2, any company car, mobile telephone or other Company or Group Company equipment in his possession and all keys, credit cards, and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control;

and the Executive irrevocably authorises the Board to appoint any person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to his obligations under this Clause 16.3.

16.4	Reconstruction

If the Employment shall be terminated for the purpose of reorganisation, reconstruction or amalgamation for whatever reason and the Executive is offered employment with any concern or undertaking resulting from such reorganisation, reconstruction or amalgamation on terms and conditions which as a whole are no less favourable than the terms of this Agreement, then he shall have no claim against the Company or any Group Company in respect of the termination of the Employment.

16.5	No public statement

The Executive shall not at any time during any period when he is required to cease the performance of his duties under Clause 5.4 or after the Termination Date make any public statement in relation to the Company or any Group Company or any of their officers or employees. The Executive shall not without the Company’s consent after the termination of the Employment represent himself as being employed by or connected with the Company or any Group Company.

16.6	No claim for loss of incentives or benefits

On the termination of the Employment (howsoever arising, including lawfully or unlawfully), the Executive shall not be entitled to any compensation or payment for the loss of any incentives or benefits granted under Clause 8.2 or any benefit which could have been derived from them, whether the compensation or payment is claimed by way of a payment in lieu of notice, damages for wrongful dismissal, breach of contract or loss of office, or compensation for unfair dismissal, or on any other basis.

17.	RESTRICTIONS AFTER TERMINATION

17.1	Definitions

Since the Executive is likely to obtain Confidential Information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon him by law, he will be bound by the covenants and undertakings contained in this Clause 16.5. In this Clause 16.5, unless the context otherwise requires:

“Customer”	means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period either the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding any division, branch or office of such person with which the Executive and/or any such employee had no dealings during that period;

“Prospective Customer”	means any person with which the Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Products or Restricted Services and with which during such period the Executive, or any employee who was under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding any division, branch or office of that person with which the Executive and/or any such employee had no dealings during that period;

“Relevant Period”	means: (i) where the Employment is continuing, the period of the Employment; and (ii) where the Employment has terminated, the period of twelve months immediately preceding the Termination Date;

“Restricted Employee”	means any person who was a director, employee or consultant of the Company or any Group Company or any joint venture between the Company (or any Group Company) and a third party at any time within the Relevant Period who by reason of that position and in particular his seniority (level three (3) or above) and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if he were to leave the employment of the Company and become employed by a competitor of the Company;

“Restricted Period”	means the period commencing on the Termination Date and, subject to the terms of Clause 17.4, continuing for [twelve (12)] months;

“Restricted Products”	means any products, equipment or machinery researched into, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period, or any products, equipment or machinery of the same type or materially similar to those products, equipment or machinery;

“Restricted Services”	means any services (including but not limited to technical and product support, technical advice and customer services) researched into, developed or supplied by the Company and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period, or any services of the same type or materially similar to those services;

“Supplier”	means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment.

17.2	Restrictive covenants

Both during the Employment and during the Restricted Period, the Executive will not, without the prior written consent of the Company (such consent not to be unreasonably withheld), whether by himself, through his employees or agents or otherwise and whether on his own behalf or on behalf of any person, directly or indirectly:

(a)	be employed, engaged, concerned or interested (except as a Minority Holder) in: (i) the businesses of [AB Inbev, Bacardi Limited, Brown Forman, Carlsberg A/S, Heineken NV, PernodRicard or SAB Miller]. The Company may notify the Executive from time to time of additions to the foregoing list of companies, such additions being businesses which are similar to and compete with any business being carried on by the Company or by any Group Company; or (ii) that part of any other business or person that is involved in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services, if the business or person is or seeks to be in competition with the Company;

(b)	so as to compete with the Company, solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(c)	so as to compete with the Company, accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(d)	solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Restricted Employee (and with whom the Executive had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)	employ or otherwise engage any Restricted Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(f)	solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

17.3	Application of restrictive covenants to other Group Companies

Clause 17.2 shall also apply as though references to the “Company” in Clauses 17.1 and 17.2 include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:

(i)	acquired knowledge of its products, services, trade secrets or Confidential Information; or

(ii)	had personal dealings with its Customers or Prospective Customers; or

(iii)	supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers;

(iv)	but so that references to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this Clause 17.3 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

17.4	Effect of suspension on Restricted Period

If the Company exercises its right to suspend the Executive’s duties and powers under Clause 5.4 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the Restricted Period shall not exceed [twelve (12) months] and if the aggregate of the two periods would exceed [twelve (12) months], the Restricted Period shall be reduced accordingly.

17.5	Further undertakings

The Executive hereby undertakes to the Company that he will not at any time:

(i)	during the Employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using any trading names used by the Company or any Group Company including the name(s) or incorporating the word(s) “Diageo”; or

(ii)	after the Termination Date represent or otherwise indicate any continuing association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

17.6	Severance

The restrictions in this Clause 16.5 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

18.	FORMER CONTRACTS OF EMPLOYMENT

(a)	This Agreement and the documents referred to in it, constitute the entire agreement and understanding of the parties.

(b)	This Agreement shall be in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent as from the Commencement Date and the Executive acknowledges that he has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

(c)	For the avoidance of doubt, this clause shall not affect benefits which have already accrued to the Executive prior to the date hereof under any pre-existing scheme or arrangement by virtue of which he was entitled to benefits.

19.	CHOICE OF LAW AND ARBITRATION

(a)	This Agreement and the interpretation thereof, shall be governed by the laws of the State of Connecticut without regard to its conflict of law rules and shall be deemed to have been made in the State of Connecticut.

(b)	The parties hereto mutually consent to the resolution by arbitration of all claims or controversies, whether or not arising out of Executive’s employment or its termination that the Executive may have against the Company or any Group Company, or against its directors, officers, employees or agents or that the Company or any Group Company may have against the Executive.

(c)

The parties agree that any arbitration shall be in accordance with the then current employment arbitration procedures of the American Arbitration Association before an arbitrator who is licensed to practice law. The arbitration shall take place in [Connecticut], State of Executive’s work location unless the parties all consent to an alternate location. The parties further agree that arbitration is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived by any party, except for any request by either party for temporary or preliminary injunctive or other equitable relief pending arbitration in accordance with applicable law or an administrative claim with an administrative agency.

20.	DATA PROCESSING

The Executive consents to the processing of personal data, including sensitive data, of which the Executive is the subject, details of which are specified in the applicable Data Privacy Policy. In particular:

(a)	The Executive agrees that personal data relating to the Executive which has been or is in the future obtained by the Group may be held and processed by the Group either by computer or manually for any purpose relating to the administration, management and operation of the Executive’s employment, or in relation to the Group’s legal obligations or business needs;

(b)	The Executive hereby agrees that sensitive data concerning the Executive which has been or is in the future obtained by the Group may also be held and processed as above for the purposes of keeping under review equality of opportunity and for ensuring the Group’s compliance with any legal obligations; and

(c)	Due to the multinational nature of the Group’s business, it may be necessary for the Group’s overseas offices to have access to information held about the Executive by the Group. However, it is only intended that information about the Executive will be used by the Group’s overseas offices for the purposes of enabling the Group to deal with business or personnel issues connected with the Executive’s employment, including advising relevant statutory authorities in order to obtain a work permit or visa or assisting in the Executive’s secondment to an overseas office for payroll purposes. The Executive agrees that, where appropriate, personal information about the Executive may be transferred to the Group’s overseas offices.

21.	GENERAL

(a)	The expiration or termination of this Agreement shall not prejudice any claim which any party may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination of the Employment or this Agreement.

(b)	No failure or delay by the Company or any Group Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Company or any Group Company of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(c)	The Executive promises to cooperate fully in any investigation that the Company or any Group Company undertakes into matters occurring during the Executive’s Employment. The Employer will reimburse Executive for reasonable expenses incurred in accordance with its Travel and Expense Policy.

(d)	No provision of this Agreement may be amended, changed, modified or waived unless such amendment, change, modification or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

(e)	If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

(f)	The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking that in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

(g)	Regardless of the reason or method bringing about the termination of Employment, all the Executive’s post termination obligations contained in this Agreement, including in particular the restrictive covenants in Clause 16.5, shall remain in full force and effect.

22.	NOTICES

Any notice hereunder shall be given by either party to the other either personally to the Executive or the Company Secretary (as appropriate) or sent in the case of the Company, to its registered office for the time being and, in the case of the Executive, to his address last known to the Company. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by facsimile transmission. Any such notice shall be deemed to have been received:

(i)	if delivered personally, at the time of delivery; and

(ii)	in the case of pre-paid recorded delivery or registered post, forty-eight (48) hours from the date of posting.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed
by Diageo NA	Director
acting by [Director] and [Director/Secretary]
Director/Secretary

EXECUTED as a Deed
By [Director] in the presence of:

Witness’s

Signature:

Full Name:

Address:

Exhibit 1

The Executive is entitled to participate in the following plans and programs subject to the plan documents of each as amended from time to time.

SUMMARY OF BENEFIT PLANS AND PROGRAMS

[RETIREMENT PROGRAMS

•	Diageo, NA, Inc. Savings 401(K) Plan

•	Diageo, NA, Inc. Cash Balance Plan (Pension)

•	Diageo, NA, Inc. Benefit Supplement Plan (Pension)

•	Diageo, NA, Inc. Supplemental Executive Retirement Plan (Pension)

•	Diageo, NA, Inc. Deferred Compensation Plan

FINANCIAL PLANNING & SUPPORT PROGRAMS

•	Financial Counseling

•	Estate Planning

•	Tax Preparation

WELFARE BENEFIT PROGRAMS

•	Medical

•	Dental

•	Vision

•	Life Insurance and AD&D

•	Disability Insurance

OTHER PROGRAMS

•	Perquisite Allowance

•	Flexible Spending Accounts (FSA)

•	Vacation and Vacation Buy

•	Brand Ambassador Program

SUPPLEMENTAL PENSION

•	The Company will provide the Executive with a supplemental pension benefit which is subject to the terms and conditions of the Diageo North America, Inc. Supplemental Executive Retirement Plan (the “Supplemental Plan”). The Supplemental Plan, when combined with the Executive’s benefit under the Diageo North America Inc. Cash Balance Plan will result in the Company’s combined annual percentage contribution for the Executive being 20% of Salary.]